AMENDMENT TWO

TO CUSTODIAN AGREEMENT

This second Amendment to the Custodian Agreement between RiverPark Funds Trust (the "Trust"), an open-end investment company and a statutory trust organized under the laws of the State of Delaware, on behalf of each series thereof set forth in Appendix A thereto, as may be amended from time to time (each a "Fund" and collectively, the "Funds") and Brown Brothers Harriman & Co., a limited partnership organized under the laws of the State of New York ("BBH" or the "Custodian") dated September 7, 2010 (the "Agreement") is dated as of October 4, 2018.

The parties hereto hereby agree to amend the Agreement as follows:

I.	Amendment to the Agreement

Appendix A, attached to the Agreement is hereby deleted in its entirety and replaced with Appendix A attached hereto.

II.	Miscellaneous

1. As amended and appended hereby, all terms and provisions of the Agreement are hereby ratified and affirmed as of the date hereof and are hereby extended to give effect to the terms hereof.

2. Terms not otherwise defined herein shall have the definitions set forth in the Agreement.

3. By signing below where indicated, the Trust hereby ratifies and affirms each of the representations and warranties set forth in the Agreement and confirms that each representation and warranty remains true and correct as of the date hereof.

4. This Amendment, the Agreement and the other agreements, documents and certificates referred to herein or therein constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior or current understandings and agreements, whether written or oral.

APPENDIX A

To the
Custodian Agreement between
RiverPark Funds Trust, an open-end investment company and a statutory trust organized under the laws of the State of Delaware, on behalf of each series thereof set forth below, as may be amended from time to time, and Brown Brothers Harriman & Co. dated September 7, 2010.

Effective as of October 4, 2018

RiverPark Large Growth Fund
RiverPark Wedgewood Fund
RiverPark Short Term High Yield Fund
RiverPark Long/Short Opportunity Fund
RiverPark Strategic Income Fund
RiverPark Floating Rate CMBS Fund

	BROWN BROTHERS HARRIMAN & CO.		RIVERPARK FUNDS TRUST

By:	/s/ Eruch A. Mody	By:	/s/ Morty Schaja

Name:	Eruch A. Mody	Name:	Morty Schaja

Title:	Senior Vice President	Title:	CEO

Date:	October 5, 2018	Date:	October 4, 2018

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